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                                   EXHIBIT 4

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                             BRIDGE PARTNERS, L.P.

                             Amended and Restated

                       Agreement of Limited Partnership

                           Dated as of May 30, 1996


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                             AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                             BRIDGE PARTNERS, L.P.

     This Restatement of the Agreement of Limited Partnership (the "Agreement") of BRIDGE PARTNERS, L.P. (the "Partnership"), is made as of the 30th day of May, 1996, among Carson Street Partners, Inc., a Delaware corporation, as General Partner of the Partnership, and those persons listed on Schedule A annexed hereto who execute a counterpart to this Agreement and are hereafter admitted to the Partnership as limited partners in accordance with the provisions hereof and whose names and addresses shall upon such admission be added to the books and records of the Partnership ("Limited Partners").

                         W I T N E S S E T H :

     WHEREAS, the General Partner and the Limited Partners (collectively, the "Partners") formed a limited partnership in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101 et seq.) (the "Act");

     WHEREAS, the General Partner and the Limited Partners entered into an Agreement of Limited Partnership, dated as of July 13, 1995;

     WHEREAS, pursuant to Article XIII Section A, the Partners executed certain transfer and assignment documents ("Transfer Documents");

     WHEREAS, pursuant to Article XIV, Section A, of the Agreement of Limited Partnership dated as of July 13, 1995, the Partners desire to amend and restate the Agreement of Limited Partnership;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the General Partner and the Limited Partners (Collectively, the "Partners") agree as follows:

                              ARTICLE I.
                       Formation of Partnership

     The Partners hereto have heretofore formed the Partnership under the provisions of the Act. The General Partner executed and filed a Certificate of Limited Partnership in accordance with the provisions of the Act. The Partners hereto shall execute all such instruments and shall execute, file, record and/or publish such amendments and other documents, and do any and all other acts and things as may be appropriate to comply with the requirements for the formation of a limited partnership under the laws of the State of Delaware. The General Partner may take such


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further actions as it deems necessary or advisable to permit the Partnership to conduct business as a limited partnership in any jurisdiction.



                                  ARTICLE II.
                                     Name

     The business of the Partnership shall be conducted under the firm name of "Bridge Partners, L.P." or such other name, to the extent permitted by the Act, as the General Partner shall hereafter designate in writing to the Limited Partners.


                             ARTICLE III.
                             Definitions


     For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

     "Agreement" means this Amended and Restated Agreement of Limited Partnership, as the same may at any time or from time to time be amended.

     "Capital Account" shall mean the capital account established and maintained for a Partner on the books and records of the Partnership in accordance with the provisions of Article VIII hereof.

     "Capital Contribution" shall mean, as to any Partner, the cash contributed to the Partnership by such Partner in accordance with
Article VII of this Agreement.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed in the State of Delaware as the same may at any time or from time to time be amended.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any similar Federal internal revenue law enacted in substitution for the Code.

     "Fiscal Year" means the calendar year.

     "General Partner" means Carson Street Partners, Inc., a Delaware corporation, and any other person or entity acting in its capacity as a general partner of the Partnership, and any substitute therefor as provided herein.

     "Interest" means the aggregate ownership interest of each Partner in the income, loss, distributions, capital, assets and liabilities of the Partnership. "Limited Partnership Interest" means an Interest of a Limited Partner and "General Partnership Interest" means the Interest of the General Partner. When used herein without qualification, the term "Interests" means both Limited Partnership Interests and General Partnership Interests. Interests need not be evidenced by certificates.


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     "Limited Partner" means any person or entity who becomes a limited partner of the Partnership and who is listed as such on the books and records of the Partnership.

     "Partners" means the General Partner and all Limited Partners where no distinction is required by the context in which the term is used.

     "Percentage Interest" means, as to any Partner, the ratio of such Partner's Capital Contribution to the aggregate Capital Contributions of all Partners.

     "Person" means any individual, partnership, joint venture, association, corporation, trust or other entity.

     "REDLOH" means REDLOH, L.L.C., a Limited Partner, and its successors and assigns.

     "Regulations" or "Treasury Regulations" means Treasury Regulations promulgated in final, temporary or proposed form under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a specific Treasury Regulation provision shall be deemed to include a reference to the corresponding provision of any successor provision.

     "Schedule B Percentage Interest" means, with respect to each Partner, such Partner's percentage interest, as set forth in Schedule A, in the proceeds of the sale of the Schedule B Stock held by the Partnership.

     "Schedule B Stock" means shares of capital stock of the corporation set forth on Schedule B hereto and any securities which at any time may be issued or received as a distribution on or in exchange for or upon conversion or redemption of such shares.

     "Schedule C Percentage Interest" means, with respect to each Partner, such Partner's percentage interest, as set forth in Schedule A, in the proceeds of the sale of the shares of Schedule C Stock held by the Partnership.

     "Schedule C Stock" means shares of capital stock of the corporation set forth on Schedule C hereto and any securities which at any time may be issued or received as a distribution on or in exchange for or upon conversion or redemption of such shares.

     "Taxable Income" or "Tax Loss" for any Fiscal Year shall mean the taxable income or loss of the Partnership for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss).

     "Unrecovered Capital Contribution" shall mean, as to any Partner, with respect to either the Schedule B Stock or the Schedule C Stock, the portion of such Partner's Capital Contribution allocated to such Stock less the amount of any distribution pursuant to Section (D) of


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Article IX designated as a distribution on account of Unrecovered Capital
Contribution with respect to such Stock.

                                  ARTICLE IV.
                                   Purposes

     A. Purposes and Business. The purpose and business of the Partnership shall be to purchase, hold and sell the Schedule B Stock and the Schedule C Stock and to engage in such activities or acts, including, without limitation, the purchase, holding and sale of the securities of other companies, which may lawfully be conducted by a limited partnership formed pursuant to the Act.

     B. Powers. The Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and business described herein and for the protection and benefit of the Partnership.

                                  ARTICLE V.
                        Names and Addresses of Partners

     The General Partner of the Partnership is Carson Street Partners, Inc., a Delaware Corporation, having its principal office at 115 East Putnam Avenue, Greenwich, Connecticut 06830. The names and addresses of the Limited Partners shall be as set forth in the books and records of the Partnership.

                                  ARTICLE VI.
                          Principal Place of Business

     The principal place of business of the Partnership at which Partnership records will be kept shall be at 115 East Putnam Avenue, Greenwich, Connecticut 06830. The General Partner may fronm time to time change the principal place of business of the Partnership and, in such event, the General Partner shall promptly thereafter notify the Limited Partners. The General Partner may establish additional places of business for the Partnership when and where required by the business of the Partnership. The address of the registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The Partnership's registered agent at that address is The Corporation Trust Company, or such other agent as may be designated from time to time by the General Partner.

                                  ARTICLE VII.
                             Capital Contributions

     A. General Partner's Contribution. The General Partner has contributed in cash to the capital of the Partnership the amount set forth opposite such General Partner's name in Schedule A annexed hereto. The General Partner shall contribute $141,000 in cash to the capital of

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the Partnership by May 30, 1998. Such contribution, when made, shall constitute part of the General Partner's Unrecovered Capital Contribution attributable to the Schedule B Stock. The General Partner shall, with respect to any Limited Partnership Interest owned by it, enjoy all of the rights and privileges and be subject to all of the obligations and duties of a Limited Partner, in addition to its rights and privileges as General Partner.

     B. Limited Partner's Contribution. Each Limited Partner shall contribute to the capital of the Partnership in cash the amount set forth opposite such Partner's name in Schedule A annexed hereto, as the same may be amended, and shall each be allocated a Limited Partnership Interest as set forth in Schedule A.

                           ARTICLE VIII.
                         Capital Accounts

     A.   Capital Account.

          (1) A Capital Account shall be established and maintained for each Partner on the books and records of the Partnership. The Capital Account of a Partner shall be credited with
               (a) the amount of such Partner's Capital Contribution, and (b) such Partner's allocable share of the Partnership's Taxable Income allocated pursuant to
               Article IX; and shall be debited with (a) such Partner's allocable share of Partnership's Tax Loss allocated pursuant to Article IX, (b) the amount of any cash or the value of any property distributed to, or withdrawn by, such Partner, and (c) the amount of Code section 705(a)(2)(B) expenditures allocated to such Partner. Any Partner to whom an Interest has been transferred shall succeed to the Capital Account of his transferor relating to the Partnership Interest transferred.

          (2) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation.

     B. Negative Capital Accounts. At no time during the term of the Partnership or upon dissolution and liquidation thereof shall a Partner with a negative balance in its Capital Account have any obligation to the Partnership or the other Partners to restore such negative balance, except (i) as may be required by law, or (ii) in respect of any negative balance resulting from a withdrawal of capital or distribution from the Partnership in contravention of this Agreement.

     C. General Partner Not Liable for Return of Capital or Profits. Notwithstanding anything to the contrary contained herein, the General

Partner shall not be liable for the distribution or return of the Capital Contributions or profits of the Limited Partners, or any portion

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thereof, it being expressly agreed that any such distribution, return or payment as may be made at any time or from time to time shall be made solely from the assets of the Partnership.

                            ARTICLE IX.
                   Profits and Losses; Distributions

     A.   Fiscal Year; Fiscal Period; Taxable Year. The fiscal year (the
"Fiscal Year") of the Partnership for Partnership accounting purposes shall be the same as the taxable year of the Partnership for federal income tax purposes. Except as otherwise required by the Code, the taxable year of the Partnership shall end on December 31st.

     B. Accounting Method. For Partnership accounting purposes and federal income tax purposes, the Partnership shall use the accrual method of accounting.

     C. Allocations of Taxable Income and Tax Loss. Gain on sale of the Schedule B Stock shall be allocated first so as to cause the Capital Account of each Partner on account of the Schedule B Stock to equal such Partner's Unrecovered Capital Contribution with respect to the Schedule B Stock, and then shall be allocated to the Partners in accordance with their Schedule B Percentage Interests. All other Taxable Income of the Partnership on account of the Schedule B Stock shall be allocated in accordance with the Schedule B Percentage Interests. Gain on sale of the Schedule C Stock shall be allocated first so as to cause the Capital Account of REDLOH on account of the Schedule C Stock to equal such Partner's Unrecovered Capital Contributions with respect to the Schedule C Stock, and then shall be allocated to the Partners in accordance with their Schedule C Percentage Interests. All other Taxable Income of the Partnership on account of the Schedule C Stock shall be allocated in accordance with the Schedule C Percentage Interests. All Tax Losses of the Partnership on account of either the Schedule B Stock or Schedule C Stock shall be allocated in accordance with the Partners' relative positive Capital Account balances with respect to such Stock.

     D. Distributions. The General Partner shall have sole discretion in determining the amount and frequency of distributions; provided, that the General Partner shall make a distribution to the Partners in accordance with the following provisions of this Subsection IX.D of the amount of any cash dividends or other cash distributions received on account of the Schedule B Stock or Schedule C Stock promptly upon, and in any event within 5 days of, the Partnership's receipt of same, unless a majority in interest of the Limited Partnership Interests otherwise require; and provided further that the General Partner, upon request of a majority of the Limited Partnership Interests shall make such other distributions at such times and in such amounts as a majority in interest of the Limited Partnership Interests shall request; and provided further, that upon the request of REDLOH, REDLOH may require a distribution in kind of the Schedule C Stock; and provided further however, that no distribution shall be made that would render the Partnership insolvent unless a majority in interest (over 50%) of all Interests shall determine otherwise. Proceeds of sale of the Schedule B Stock shall be distributed first, to the Partners to the extent of their Unrecovered Capital Contributions with respect to the Schedule B Stock and then to the Partners in accordance with their Schedule B Percentage Interests. Proceeds of sale of Schedule C Stock shall be distributed first to REDLOH to the extent of its Unrecovered Capital

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Contribution with respect to the Schedule C Stock, and then to the Partners in accordance with their Schedule C Percentage Interests. Notwithstanding the foregoing, if the Partnership recognizes a loss on the sale of either the Schedule B Stock or the Schedule C Stock, the amount distributable to the General Partner shall be reduced and the amount distributable to REDLOH shall be increased such that the General Partner shall receive aggregate distributions on account of the Schedule B Stock and the Schedule C Stock in an amount equal to 11% of the aggregate net profit recognized by the Partnership on both the Schedule B Stock and Schedule C Stock. Prior to any distribution of sales proceeds hereunder, the amount of any unrealized loss on either Schedule B Stock or Schedule C Stock owned by the Partnership shall be determined and taken into account pursuant to the prior sentences in determining the amount distributable to the General Partner and REDLOH. To the extent gain or other distributions have previously been distributed to the General Partner, the General Partner agrees to pay all or a portion of such distributions to REDLOH to the extent necessary such that the General Partner's aggregate distribution on account of the sale of the Schedule B Stock and Schedule C Stock does not exceed 11% of the aggregate net profit recognized by the Partnership on the Schedule B and Schedule C Stock. Notwithstanding the foregoing, in the event of a distribution in kind of the Schedule C Stock, REDLOH shall be entitled to all shares of Schedule C Stock held by the Partnership subject to its obligation to pay the General Partner an amount equal to 11% of the aggregate net profit (after taking into account any loss on account of the Schedule B Stock) recognized by REDLOH on the Schedule C Stock in accordance with the provisions of this Section IX.D. Dividends on account of either the Schedule B Stock or the Schedule C Stock shall be distributed to the Partners in accordance with their respective Schedule B Percentage Interests or Schedule C Percentage Interests, as applicable.

                                  ARTICLE X.
               Management and Operation of Partnership Business

     A. Management of Partnership Business. The Partnership shall be managed exclusively by the General Partner and the conduct of the Partnership's business shall be controlled and conducted solely by the General Partner in accordance with this Agreement. The General Partner shall not be required to devote full time to the affairs of the Partnership.

     B. Authority of General Partner. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this

Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the General Partner shall have and may exercise, on behalf of the Partnership, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Partnership and shall, except as otherwise provided in this Agreement or the Act, have and possess the same rights and powers as any general partner in a partnership without limited partners formed under the laws of the State of Delaware.

     C. Title to Assets of the Partnership. Title to assets of the Partnership, whether real, personal or mixed or tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all of the assets of the Partnership

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may be held in the name of the Partnership, the General Partner or of one or more nominees, as the General Partner may determine. The General Partner declares and warrants that any assets of the Partnership for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms and provisions of this Agreement. All assets of the Partnership shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such assets of the Partnership is held.

     D. Liability of the General Partner and General Partner Representation. The General Partner, and its affiliates, officers, directors, stockholders, employees and agents of their respective affiliates shall not have any liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or such person from and after the date of this Agreement if the General Partner or such person, in good faith, determined that such course of conduct was in, or not opposed to, the best interests of the Partnership and such course of conduct did not constitute fraud, willful misconduct or criminal conduct. The General Partner represents and warrants to the Partnership and to each Limited Partner that neither the General Partner, nor any of its affiliates, officers, directors, stockholders, employees, agents or agents of their respective affiliates, (a) is bound by any agreement, or has performed or taken any action prior to the date of this Agreement, inconsistent with the General Partner's duties and obligations as General Partner under this Agreement or (b) has entered into, is bound by or is aware of any agreement or other arrangement pursuant to which any of the Schedule B Stock or the Schedule C Stock to be purchased by the Partnership is subject to any lien, encumbrance, security interest, equity, claim or rights of others of whatever nature, other than those specifically disclosed in the Securities Purchase Agreement, dates as of July 13, 1995, among Libra Invest and Trade Ltd., Gallant Overseas Inc., Parkway Ventures SA and the Partnership and the Amended and Restated Stock Purchase Agreement, dated as of May 30, 1996, among UNC Incorporated and the purchasers signatory thereto, respectively.


     5.   Exculpation; Indemnification.

          1. The General Partner, and its affiliates and all officers, directors, stockholders, employees and agents of the General Partner and its affiliates and all officers, agents and employees of the Partnership who are Partners shall not be liable to the Partnership, to Limited Partners or to any person who has acquired an interest in the Partnership for any losses sustained or liabilities incurred, including monetary damages, as a result of any act or omission of the General Partner or any such other person from and after the date of this Agreement if the conduct of the General Partner or such other person did not constitute fraud, willful misconduct or criminal conduct.

          2.   To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner, its affiliates and all officers, directors, stockholders, employees and agents of the General Partner and its affiliates and all officers, agents and
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              employees of the Partnership who are Partners (for
              purposes of this Section E, individually, an "Indemnitee") from and against any and all losses, judgments, liabilities, expenses (including without limitation legal fees and expenses), and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party of otherwise, by reason of his, her or its management of the affairs of the Partnership or the General Partner or status as General Partner, an affiliate thereof, or a partner, director, officer, employee, stockholder or agent thereof or an officer, agent or employee of the Partnership or a person serving at the request of the Partnership, the General Partner or any affiliate thereof in another entity in a similar capacity, which relates to or arises out of the Partnership, its property, business or affairs or the General Partner, its properties, businesses or affairs or any document filed with or submitted to the Securities and Exchange
              Commission by the Partnership or any indemnification of underwriters given in connection therewith, regardless of whether the Indemnitee continues to be the General
              Partner, an affiliate thereof or an officer, partner, director, employee, stockholder or agent thereof or an officer, agent or employee of the Partnership at the time any such liability or expense is paid or incurred, and regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the date hereof; provided, however, that this indemnification shall not apply to any liability or expense that results from fraud, willful misconduct or criminal conduct of the Indemnitee. Any indemnification pursuant to this Section E shall be made only out of the assetes of the Partnership.

         3. An Indemnitee shall not be entitled to indemnification under this Section E with respect to any claim, issue or matter in which it has been adjudged liable for fraud, willful misconduct or criminal conduct unless and only to the extent that the court in which such action was brought, or another court of competent jurisdiction, determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper.

         4. To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an

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              undertaking by or on behalf of the Indemnitee to repay
              such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section E.

         5. The indemnification provided by this Section E shall be in addition to any other rights to which an Indemnitee may be entitled as a matter of law or otherwise, both as to action in the Indemnitee's capacity as the General Partner, an affiliate thereof or a partner, director, officer, employee, stockholder or agent thereof or the Partnership and as to action in any other capacity which relates to or arises out of the Partnership or the property, business or affairs of the Partnership or the General Partner, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an Indemnitee.

         6. In no event may an Indemnitee subject the Limited Partners or any Limited Partner's assignee to personal liability by reason of these indemnification provisions.

         7. An Indemnitee shall not be denied indemnification in whole or in part under this Section E because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

         8. The provisions of this Section E are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other persons. The provisions of this Section E shall not be amended in any way that would adversely affect the Indemnitees who are Partners without the consent of the Partner that is adversely affected.

    F.   Expenses.

         1. The Partnership shall pay all organization expenses incurred in the creation of the Partnership. The foregoing expenses may be paid directly by the Partnership and/or the Partnership may reimburse the General Partner for advancing payment of such expenses on the Partnership's behalf. Organization expenses shall mean those expenses incurred in forming and qualifying the Partnership and any other expenses actually incurred and directly or indirectly related to the organization of the Partnership, including, but not limited to, expenses such as: (a) initial and ongoing registration fees, filing fees, and taxes, (b) the costs of preparing, printing, amending,

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              supplementing, and distributing this Agreement, (c)
              travel, telephone and other expenses in connection with the organization of the Partnership, (d) accounting, auditing and legal fees (including disbursements related thereto) incurred in connection therewith, and (e) any extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any permitted indemnification associated therewith) related thereto.

         2. All ongoing charges, costs and expenses of the Partnership's operation and administration will be paid by the Partnership including, but not limited to, (a) costs related to the preparation of monthly, annual and other reports required by law or this Agreement; (b) periodic fees of legal counsel and independent auditors and accountants; (c) postage, insurance and filing fees;
              (d) rent, salaries and other general "overhead" expenses incurred by the General Partner in performing services for the Partnership; and (e) extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto).


     G. Compensation of General Partner. The General Partner shall not be entitled to any fees, commissions or other compensation from the Partnership for any services rendered to or performed for the Partnership except as may otherwise be expressly provided herein.

     H. Other Business Activities of Partners. Except as otherwise agreed in writing by any of the Partners hereto, any Partner or affiliate thereof may have business interests or may engage in other business ventures of any nature or description whatsoever in addition to those relating to the Partnership, whether presently existing or hereafter created, and may compete, directly or indirectly, with the business of the Partnership and such activities shall not be deemed wrongful or improper. No Partner or affiliate thereof shall incur any liability to the Partnership or any other Partner as the result of such Partner's pursuit of such other business interests and ventures and competitive activity, and neither the Partnership nor any of the other Partners shall have any right to participate in such other business interests or ventures or to receive or share in any income or profits derived therefrom.

     I. Tax Matters Partner. The General Partner is hereby designated as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code, provided that the General Partner shall take no action other than providing notices to the other Partners without the prior consent of REDLOH.

     J.   Withdrawal and Removal of the General Partner.

     (1) The General Partner may withdraw voluntarily as the General Partner of the Partnership upon receipt of the prior written consent of the Limited Partners holding a majority in interest (over 50%) of all Interests (not including any Interests held by the General Partner).

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     (2)  The General Partner may be removed upon the affirmative vote of the Limited Partners together holding a majority in interest (over 50%) of all Limited Partnership Interests. Any such action for the removal of the General Partner must also provide for the election of a new general partner.

                              ARTICLE XI.
                       Status of Limited Partners

     A. No Management or Control; Limited Liability. The Limited Partners shall not participate in the management or control of the Partnership's business nor shall they transact any business for the Partnership or have the power to sign for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. Assuming such Limited Partner does not participate in the control of the business of the Partnership, no Limited Partner shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the

Partnership in excess of his Capital Contribution plus his share of the Partnership's assets and profits remaining in the Partnership, if any, and such other amounts as he may be liable for pursuant to the Act. Except as otherwise expressly required by law, a Limited Partner, or assignee of a Limited Partner as such, shall have no liability in excess of (i) the amount of its Capital Contribution, (ii) its share, if any, of any undistributed profits and assets of the Partnership, (iii) its obligation to make other payments expressly provided for in this Agreement and (iv) the amount of any distributions wrongfully distributed to it. For purposes of Section 17-607(b) of the Act, no Limited Partner or assignee of a Limited Partner that receives a distribution in violation of Section 17-607(a) of the Act shall be deemed to know at the time of the distribution that the distribution violated Section 17-607(a) of the Act without actual knowledge thereof. The payment of any such money or distribution of any such property to a Limited Partner or assignee of a Limited Partner, whether or not deemed to be a return of capital, shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Act, and the Limited Partner or assignee of a Limited Partner receiving any such money or property shall not be required to return any such money or property to any person, the Partnership or any creditor of the Partnership. Except as provided in the Act, each Limited Partner's Interest shall be fully paid and no assessment shall be made against any Limited Partner. No salary shall be paid to any Limited Partner in his capacity as a Limited Partner, nor shall any Limited Partner have a drawing account or earn interest on his contribution.

     B. Rights, Duties, etc. The Limited Partners shall have the following rights, powers, privileges, duties and liabilities:

          1. The Limited Partners shall have the right to obtain information of all things affecting the Partnership and to examine, during business hours, all of the books and records of the Partnership, for any purpose. The Limited Partners shall be entitled to maintain custody, as agent for the Partnership, of any certificates representing Schedule Stock B or Schedule Stock C or any other securities at any time acquired by the Partnership.

         2. The Limited Partners shall receive from the Partnership the share of the distributions provided for in this Agreement in the manner and at the times provided for in this Agreement.

         3. Limited Partners shall not have the right to demand the return of their capital except upon the dissolution and winding up of the Partnership and then, only as and when provided in Article XVI. Except as provided in paragraph D of Article IX, in no event shall a Limited Partner be entitled to demand or receive property other than cash. No

              Limited Partner shall have priority over any other Limited Partner either as to the return of capital or as to Taxable Income, Tax Loss or distributions. No Limited Partner shall have the right to bring an action for partition against the Partnership.

     C. Employees, Agents or Officers of the Partnership or the General Partner. A Limited Partner or an employee, agent or officer of a Limited Partner may also be an employee, agent or officer of the Partnership or the General Partner. The existence of these relationships and acting in such capacities will not result in a Limited Partner being deemed to be participating in the conduct or control of the business of the Partnership.

                             ARTICLE XII.
                     Books of Account and Reports

     A. Books of Account. Proper books of account shall be kept by the General Partner and there shall be entered therein all transactions, matters and things relating to the Partnership's business as are usually entered into books of account kept by persons engaged in a business of like character. The books of account shall be kept at the principal office of the Partnership and each Limited Partner (or any duly constituted designee of a Limited Partner) shall have, at all times during normal business hours, free access to and the right to inspect and copy the same for any purpose.

     B. Tax Information. Appropriate tax information (adequate to enable each Limited Partner to complete and file his federal tax return) shall be delivered to each Limited Partner as soon as practicable following the end of each year, but in no event later than 90 days after the end of each Fiscal Year.

     C. Calculation of Capital Account Balances. The Capital Account balance of each Interest will be calculated at the end of each Fiscal Year. The General Partner shall distribute to all Limited Partners the most recently calculated Capital Account balance of each Interest within 90 days after the end of each Fiscal Year.

     D. Reports. The General Partner shall provide to each Limited Partner annual financial statements of the Partnership for each Fiscal Year, as well as such reports and information, if any, as it may deem necessary or appropriate.

     E. Certificates of Limited Partnership. Except as otherwise provided in the Act or this Agreement, the General Partner shall not be required to mail a copy of any Certificates of Limited Partnership filed with the Secretary of State of the State of Delaware to any Limited Partner; however, such certificates shall be maintained at the principal business office of the Partnership and available for inspection and copying by the Limited Partners in accordance with the provisions of this Article XII.

                             ARTICLE XIII.
                  Transfers of Partnership Interests

     A. Transfer of Limited Partnership Interest. A Limited Partner may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber all or any portion of his Interest or any part of his right, title and interest in the capital or profits of the Partnership without the prior written consent of all of the non-transferring Partners, which consent can be given or withheld by any such non-transferring Partner in his or its sole and absolute discretion.

     B. Transfer of General Partnership Interest. The General Partner may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber all or any portion of his Interest or any part of his right, title and interest in the capital or profits of the Partnership without the prior written consent of all of the non-transferring Partners, which consent can be given or withheld by any such non-transferring Partner in his or its sole and absolute discretion.

     C. Miscellaneous.

         1. Any person admitted to the Partnership as a Partner shall be subject to all of the provisions of this Agreement as if an original signatory hereto.

         2. No Limited Partnership Interest may be subdivided for resale.

         3. The General Partner shall cause the Partnership to make the election referred to in Section 754 of the Code, and any similar election provided by state or local law, or any similar provision enacted in lieu thereof, if requested by any Partner.

         4. Each Limited Partner hereby agrees to indemnify and hold harmless the Partnership and each Partner against any and all losses, damages, liabilities or expenses (including, without limitation, tax liabilities or loss of tax benefits) arising, directly or indirectly, as a result of any transfer or purported transfer by such Limited Partner in violation of any provision contained in this Article XIII.

                                  ARTICLE XIV.
            Amendment of Limited Partnership Agreement and Meetings


    A.   Amendments to the Agreement.

         1. Amendments to this Agreement may be proposed by any Partner. Except as specifically provided herein, any such amendment will become effective upon the vote or written consent of the Partners holding a majority in interest (over 50%) of all Interests. Notwithstanding the foregoing, no amendment to this Agreement which alters the provisions of Articles VII or IX hereof may be made without the consent of each Partner adversely affected thereby.

         2. Any provision to the contrary contained in subparagraph (1) hereof notwithstanding, the General Partner may, without the approval of the Limited Partners, make such amendments to this Agreement which
              (a) are necessary to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein for the benefit of the Limited Partners, (b) are necessary to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement or (c) the General Partner deems advisable or considers necessary to comply with any applicable law, provided however, that no amendment shall be adopted pursuant to this clause (c) unless the adoption thereof (i) is for the benefit of, or not adverse to, the interests of the Limited Partners; and (ii) does not adversely affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.

         3. Upon amendment of this Agreement, the Certificate of Limited Partnership shall also be amended, if required by the Act, to reflect such change.

    B. Action Without a Meeting. Any action required or permitted to be taken by Partners by vote may be taken without a meeting on written consent, setting forth the actions so taken, signed by the holders of the Interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all Interests entitled to vote thereof were present and voted.

                                  ARTICLE XV.
                                     Term

         The term for which the Partnership is to exist shall commence on the date of the filing of the Certificate of Limited Partnership in the State of Delaware, and shall terminate on December 31, 2015, unless (i) sooner dissolved pursuant to the provisions of Article XVI hereof or as otherwise provided by law or (ii) extended beyond December 31, 2015 pursuant to an amendment hereto executed by all the Partners.


                                 ARTICLE XVI.
                          Termination and Dissolution

    A. Events Requiring Termination and Dissolution. The Partnership shall be terminated and dissolved upon the happening of any of the following events:

         1.   The expiration of its term as provided in the Agreement

         2. The filing of a certificate of dissolution or revocation of the charter of the General Partner, or the removal, adjudication of bankruptcy or insolvency of the General Partner, or the occurrence of any other event which under the Act causes the General Partner to cease to be the General Partner of the Partnership, or upon the vote for the removal of the General Partners by the Limited Partners holding a majority in interest (over 50%) of all Interests (not including any Interests held by the General Partner) each of the foregoing events an "Event of Withdrawal"), unless (a) at the time there is at least one remaining General Partner and that remaining General Partner carries on the business of the Partnership or (b) within ninety (90) days of such Event of Withdrawal all the remaining Partners agree in writing to continue the business of the Partnership and to the selection, effective as of the date of such event, of one or more successor General Partners. If the Partnership is dissolved as a result of an Event of Withdrawal of the General Partner and a failure of the Partners to continue the business of the Partnership and appoint a successor general partner as provided in (b) above, within one hundred and twenty (120) days of such Event of Withdrawal, Limited Partners holding a majority in interest (over 50%) of all Interest (not including any Interests held by the General Partner) may elect to reconstitute and continue the business of the Partnership by forming a new limited partnership (the "Reconstituted Partnership") on the same terms and provisions as set forth in this Agreement. Any such election must also provide for the election of a general partner to the Reconstituted Partnership. If such an election is made, all Limited Partners of the partnership shall be bound thereby and continue as limited partners of the Reconstituted Partnership.

         3. The vote of Limited Partners holding a majority in interest (over 50%) of all Limited Partnership Interests to dissolve the Partnership.

         4. The occurrence of any event which would make unlawful the continued existence of the Partnership.

The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Limited Partner (as long as such Limited Partner is not the sole Limited Partner of the Partnership) shall not result in the dissolution or termination of the Partnership, and such Limited Partner, his estate, custodian or personal representative shall have no right to withdraw or value such Limited Partner's Limited Partnership Interest. Each Limited Partner expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishings of any inventory, accounting or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership.

     B. Distributions on Termination and Dissolution. Upon the dissolution of the Partnership, the General Partner (or in the event the dissolution is caused by the filing of a certificate of dissolution or the revocation of the charter of a General Partner or its withdrawal, removal, bankruptcy or insolvency, such person as the majority in interest of the Limited Partners may propose and approve) shall act as liquidating trustee and shall take full charge of the Partnership assets and liabilities. Thereafter, the business and affairs of the Partnership shall be wound up and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (1) to the expenses of liquidation and termination and to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves) other than liabilities for distributions to Partners, and (2) to the General Partner and each Limited Partner in accordance with Section D of Article IX, less any amount owning by such Partner to the Partnership, after giving effect to all adjustments made pursuant to Article IX and all distributions theretofore made to the Partners pursuant to Article IX. For purposes of the distribution of assets, the General Partner shall be deemed a creditor of the Partnership for any expenses incurred by the General Partner for which the Partnership is obligated to make reimbursement.

     C. Certificate of Cancellation. Following the dissolution and distribution of the assets of the Partnership, the General Partner shall cause a certificate of cancellation to be filed in accordance with the Act.

                                 ARTICLE XVII.
                      Limitation on Liability; Litigation

     A. Limitation on Liability. Except as otherwise provided in this Agreement and as otherwise provided under Delaware law, no Limited Partner shall be liable for claims against or debts of the Partnership in excess of his Capital Contribution and his share of the Partnership's assets and undistributed profits. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Partnership shall not make a claim against a Limited Partner with respect to amounts distributed to such Partner or amounts received by such Partner upon redemption or any exchange of all or any portion of his Interest unless the net assets of the Partnership (which shall not include any right of contribution from the General Partner except to the extent previously made by it pursuant to this Agreement) shall be insufficient to discharge the liabilities of the Partnership which shall have arisen prior to the payment of such amounts.

    B. Litigation. The General Partner is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity at the Partnership's expense as may be necessary or proper to enforce or protect the Partnership's interests. The General Partner shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Partnership's assets, and thereafter out of the assets of the General Partner.

                                ARTICLE XVIII.
                                Miscellaneous

     A. Notices. All notices or communications under this Agreement shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if telegraphed, by prepaid telegram; and addressed, in each such case, to the address set forth in the books and records of the Partnership or such other address as he may specify in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail.

    B. Headings. Article and Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

    C. English Usage. Whenever the single number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word "persons" shall include invididuals, corporations, firms, partnerships, trusts or other forms of associations.

    D. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the Partners hereto, notwithstanding that all the Partners are not signatory to the original or the same counterpart.

     E. Binding Nature of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and assigns of the respective Partners. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby.

     F. Governing Law. The validity and construction of this Agreement and all amendments hereto shall be governed by the laws of the State of

Delaware.

     G. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

     H. Severability. In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

  IN WITNESS WHEREOF, the Partners hereto have hereunto set their repsective hands as of the day and year first above written.

                               GENERAL PARTNER:

                               CARSON STREET PARTNERS, INC.

                               By: ____________________________________________

                               LIMITED PARTNERS:

                               ________________________________________________
                                                 John Gildea

                               ________________________________________________
                                              William P. O'Donnell

                               REDLOH, L.L.C.

                               By: ____________________________________________
                                   Name:
                                   Title:  President

                               ________________________________________________
                                             Richard H. Carrigan

                                  SCHEDULE A

                                                                        SCHEDULE B  SCHEDULE C
                                          SCHEDULE B      SCHEDULE C    PERCENTAGE  PERCENTAGE
GENERAL PARTNER:                         CONTRIBUTION    CONTRIBUTION    INTEREST    INTEREST
- ----------------                        --------------  --------------  ----------  ----------
Carson Street Partners, Inc. .......... $   52,555.00             --     11.2620%         11.0%

LIMITED PARTNERS:
John Gildea ........................... $  150,000.00             --      2.5322%
William P. O'Donnell .................. $   75,000.00             --      1.2701%
REDLOH, L.L.C. ........................ $4,677,905.00    $14,100,000     79.2193%         89.0%
Richard H. Carrigan ................... $  300,000.00             --      5.7083%
                                        --------------   -----------   ---------     ---------
TOTAL ................................. $5,255,460.00    $14,100,000         100%          100%

                                  SCHEDULE B

                         Koll Real Estate Group, Inc.

                                  SCHEDULE C

                               UNC Incorporated